                                                Filed Pursuant to Rule 424(B)(1)
                                                              File No. 333-53989



PROSPECTUS

                       SHARED TECHNOLOGIES CELLULAR, INC.
                        800,000 SHARES OF COMMON STOCK
                           $.01 PAR VALUE PER SHARE

         This Prospectus relates to the offer and sale from time to time by the "Selling Shareholders" named in this Prospectus of up to 800,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of Shared Technologies Cellular, Inc., a Delaware corporation (the "Company"), as follows: up to 800,000 shares of Common Stock ("Warrant Shares") which may be issued by the Company to the Selling Shareholders upon the exercise by such shareholders of certain Common Stock Purchase Warrants held by such shareholders ("Company Warrants"). See "Selling Shareholders."

         This offering (the "Offering") is not being underwritten. The shares of Common Stock being offered hereunder may be sold by the Selling Shareholders and/or registered representatives of the Selling Shareholders from time to time at prices to be determined at the time of such sales. No minimum purchase is required and no arrangement has been made to have funds received by such Selling Shareholders and/or such registered representatives placed in an escrow, trust or similar account or arrangement, unless the proceeds come from a purchaser residing in a state in which the sale of those securities has not yet been qualified. See "Plan of Distribution."

         The Common Stock is traded on the Nasdaq Smallcap market ("Nasdaq") under the symbol "STCL." The shares of Common Stock to be offered for sale pursuant to this Prospectus may be offered for sale on Nasdaq or in privately negotiated transactions. On June 16, 1998, the closing price for the Common Stock as reported on Nasdaq was $ 5.625 per share.

         THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS TO THE PURCHASERS OF SUCH SECURITIES. SEE "RISK FACTORS" BEGINNING ON PAGE ONE OF THIS PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    Price to         Underwriting Discounts             Proceeds to
                                    Public (1)       and Commissions (2)                Selling Shareholders (2)(3)
                                    ----------       -------------------                ---------------------------
Per Share of Common Stock........... $ 5.75                  -0-                        $ 4,600,000
Total(3)............................ $ 5.75                  -0-                        $ 4,600,000


(1) Estimated prices solely for the purpose of this Prospectus based on the high and low prices for the Common Stock of $ 5.875 and $ 5.625, respectively, as reported on Nasdaq on June 16, 1998.

(2) The Offering is not being underwritten. The Selling Shareholders will be responsible for any commissions for the sale of the shares of Common Stock offered in this Prospectus. The distribution of the shares by the Selling Shareholders may be effected in one or more transactions that may take place on Nasdaq, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for the resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commission may be paid by the Selling Shareholders in connection with such sales. See "Selling Shareholders" and "Plan of Distribution."

(3) The Company will receive no part of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders. The Company expects to incur expenses in connection with this offering in the amount of approximately $5,000. See "Use of Proceeds."

                         -------------------------------

                 The date of this Prospectus is June 16, 1998

                                               TABLE OF CONTENTS

                                                  Page                                                          Page
The Company....................................     1     Legal Matters.....................................      9
Risk Factors...................................     1     Experts...........................................      9
Use of Proceeds................................     5     Information Incorporated by Reference.............      9
Selling Shareholders...........................     5     Recent Developments...............................     10
Plan of Distribution...........................     8     Indemnification...................................     10
Transfer Agent.................................     9


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq Smallcap market ("Nasdaq") under the symbol "STCL". Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006.

         NO DEALER, SALESMAN, OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. ALL INFORMATION IN THIS PROSPECTUS IS AS OF THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OF SOLICITATION MAY NOT BE LAWFULLY MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   THE COMPANY

         The following summary does not purport to be complete and is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements (including the notes thereto) incorporated into this Prospectus. The Company utilizes a fiscal year ending December 31 and each year referred to herein shall be referred to as "fiscal." Investors should carefully consider the information set forth under the heading "Risk Factors."

         Shared Technologies Cellular, Inc. (the "Company"), a Delaware corporation incorporated in 1989, is a national cellular service provider offering rental and prepaid services through most of the United States, and cellular activation services in over 690 Cellular Geographical Service Areas. As a reseller or agent for cellular and PCS carriers, the Company can offer cellular service to approximately 94% of the U.S. population. The Company rents portable cellular telephones to business and leisure travelers, the press, attendees, and participants at conventions, sporting events and government agencies. The Company also operates as a cellular agent at certain locations which involves selling, installing and providing airtime services for cellular customers. The Company also performs nationwide cellular activation services through a variety of retail and commercial outlets, automobile dealers and mail order distribution companies. Most recently, the Company began supporting the activation, customer service and collection services for national prepaid (debit) cellular service operation. The principal offices of the Company are located at 100 Great Meadow Road, Wethersfield, Connecticut 06109. The Company's telephone number at its principal office is (860) 258-2500.

                                  RISK FACTORS

         The securities offered hereby are highly speculative. Investors should carefully consider the following matters in connection with an investment in the Common Stock in addition to the other information contained or incorporated by reference in this Prospectus. Information contained or incorporated by reference in this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "would," "could," "intend," "plan," "expect," "anticipate," "estimate," or "continue," or the negative thereof or other variations thereon or comparable terminology. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

HISTORY OF LOSSES

         Generally, since the Company's inception in 1989, the Company has experienced continuing losses, although such losses substantially decreased in 1997.

DEPENDENCE ON KEY RELATIONSHIPS

         The Company is dependent upon its relationships with certain major car rental companies, which collectively accounted for approximately 47%, 40% and 57% of the Company's revenues during 1995, 1996 and 1997, respectively. In some cases, these agreements may be terminated on relatively short notice. In addition, the Company derives a substantial portion of its revenues from its relationship with Thorn Americas ("Thorn"). The Company provides debit (i.e. prepaid) cellular services through Thorn. In 1996 and 1997, this relationship accounted for 6% and 26% of the Company's revenues, respectively. Most recently, the Company expanded its debit operations to other national distribution channels.

UNCERTAINTY OF CELLULAR MARKETPLACE

         While the market for cellular communications products and services has grown substantially in recent years, there can be no assurance that such growth will continue at the same rate. Moreover, the Company's foray into the debit (i.e. prepaid) cellular services business represents particular uncertainty with respect to the market for such services as well as the Company's ability to achieve profitable growth within such market.

PRICE OF SERVICES

         The price of cellular services may decrease, and thus negatively impact profitability, as new wireless technologies are developed and compete with traditional cellular telephony.


COMPETITION AND TECHNOLOGICAL OBSOLESCENCE

         The telecommunications industry in general, and the cellular telephone industry in particular, is highly competitive. Competitive factors include price, customer service, geographical coverage and the ability to increase revenues through marketing. The Company's short-term portable service competes with both regional and national cellular service companies, some of which have substantially more experience and greater financial, technical and other resources than the Company. In the agency and activation business, the Company faces competition mainly from other resellers, mass merchants, carriers and agents, many of which may have substantially more experience and greater financial, marketing, technical and other resources than the Company. Such competition may have a material adverse impact on the results of operations of the Company. In addition to competition from other businesses, there is also a significant array of wireless technologies currently under development in the marketplace. Such technological advances may have a material adverse effect on the business of the Company.

SEASONALITY

         The Company has experienced a reduction of revenues in the winter months due to the reduction in business travel during the holiday season and inclement weather. The Company expects such a trend to continue.

GOVERNMENT REGULATION

         From time to time, federal and state legislators and regulators have proposed legislation and regulations that could potentially affect the Company, either beneficially or adversely. Any such legislation or regulation, if adopted, could have a material adverse impact on the Company's operations.

UNCERTAIN ABILITY TO ACHIEVE AND MANAGE PLANNED EXPANSION

      The Company's future success and continued growth may depend on its ability to acquire other companies and/or expand its operations. The Company's expansion would be dependent on a number of factors, including its ability to hire, train, retain and assimilate competent management and other employees, the adequacy of the Company's financial resources and the Company's ability to identify new markets in which it can successfully compete and to adapt its management information and other systems to accommodate expanded operations. In addition, the Company may enter new markets in which it has no prior operating experience. No assurance can be given that the Company will be able to achieve any planned expansion or that such expansion will be profitable. Any expansion, including growth through acquisitions, will place increasing pressure on the Company's management controls. The failure to manage successfully any planned expansion would adversely affect the Company's business. No assurance can be given that any expansion will lead to profitability.

RISKS ASSOCIATED WITH ACQUISITIONS

      The Company's growth strategy may include acquisitions. No assurance can be given that the Company will successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into existing operations or expand into new markets. No assurance can be given that acquisitions will not have a material adverse effect upon the Company's operating results, particularly in the fiscal quarters immediately following the consummation of such transactions, while operations of the acquired businesses are being integrated into the Company's operations. Once integrated, acquired operations may not achieve profitability.

FINANCING GROWTH

      Future expansions through acquisitions, development of new products, or growth of existing operations will require significant capital. To date, the Company has financed such expansion substantially through the sale of equity and a recent debt financing. No assurance can be given that the Company will obtain such sources of financing at favorable terms, if at all. If such sources do not provide sufficient funds, the Company will be unable to pursue its growth strategy, which would have a material adverse effect on the Company's ability to increase its revenues.

FLUCTUATING STOCK PRICE

         The market price of the Company's Common Stock has fluctuated since the Company's initial public offering in April 1995. There is no assurance that the market price of the Common Stock will not be subject to continuous fluctuations in the future. The Common Stock is traded on the Nasdaq Smallcap market, which market has experienced and is likely to experience in the future significant price and volume fluctuations that could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. The Company believes factors such as quarterly fluctuations in financial results, announcements of new technologies or announcements by the Company or competitors may cause the market price of the Common Stock to fluctuate, perhaps substantially. These factors, as well as general economic conditions such as recessions or high interest rates, may adversely affect the market price of the Common Stock.

DEPENDENCE ON KEY PERSONNEL

         The Company's future performance depends on the continued contributions of certain key management personnel, including Anthony D. Autorino, its Chairman of the Board of Directors, Chief Executive Officer, and a significant shareholder. There is no assurance that the Company will be able to retain any key members of management or that they will be able to successfully manage the Company's existing operations or achieve any expansion plans. The Company's ability to grow and earn revenues also depends on its ability to attract and retain other management personnel, of which no assurance can be given.

NO DIVIDENDS

         The Company has not paid any dividends to its stockholders since its inception and does not plan to pay any dividends in the foreseeable future. The Company intends to reinvest earnings, if any, in the development and expansion of its business.

LIMITATION ON OFFICERS AND DIRECTORS LIABILITIES

         Pursuant to the Company's Restated Certificate of Incorporation, as authorized under applicable Delaware law, (a) directors of the Company are not liable for monetary damages for breach of fiduciary duty, except in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit, and (b) the Company shall indemnify its officers and directors to the fullest extent permitted by Delaware law for expenses, fines and judgments (including reasonable attorney's fees) incurred in the defense and settlement of any actions against such persons in connection with their having served as officers and directors of the Company with respect to matters in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interest of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. For a more detailed explanation of these provisions, see "Indemnification."

ANTITAKEOVER EFFECTS; DELAWARE LAW AND CERTAIN CHARTER PROVISIONS; PREFERRED
STOCK

         The Company's Restated Certificate of Incorporation, as amended, as well as Delaware corporate law, contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of the Company and could adversely affect the prevailing market price of the Common Stock. Certain of such provision impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Other provisions allow the Company to issue, without stockholder approval, preferred stock having rights senior to those of the Common Stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could adversely affect the rights of the holders of the Common Stock, and therefore reduce the value of the Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with or sell its assets to at third party, thereby preserving control of the Company by its then owners.

FUTURE SALES OF COMMON STOCK

         The Company's board of directors has the authority, without action or vote of the stockholders, to issue all or part of any authorized but unissued shares of Common Stock, including shares authorized but unissued under the Company's stock option plans. Any such issuance will dilute the percentage of ownership interest of stockholders and may further dilute the book value of the Common Stock. In addition, holders of options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

         The sale, or availability for sale, of a substantial number of shares of Common Stock in the public market as a result of or following this offering could adversely affect the market price for the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

                                 USE OF PROCEEDS

         The Company will receive no part of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders. The Company expects to incur expenses in connection with this offering in the amount of approximately $5,000 for filing, legal, accounting and miscellaneous fees and expenses. The Company will not pay for, among other expenses, commissions and discounts of brokers, dealers or agents or the fees and expenses of counsel for the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

         This Prospectus relates to the offer and sale from time to time by the Selling Shareholders named in this Prospectus of up to 800,000 shares of Common Stock ("Warrant Shares") which may be issued by the Company to the Selling Shareholders upon the exercise by such shareholders of certain Common Stock Purchase Warrants ("Company Warrants") held by such shareholders.

         The Warrant Shares are being registered to permit public secondary trading of the shares from time to time by the Selling Shareholders. Such securities are being registered at the expense of the Company. The Company will not pay for the fees and expenses of the Selling Shareholders, the attorneys for the Selling Shareholders or other representatives, as a result of the sale of such securities by the Selling Shareholders. See "Use of Proceeds" and "Plan of Distribution."

         The Company may, from time to time, issue the Warrant Shares to the Selling Shareholders, but only upon the exercise by such shareholders of Company Warrants currently held by such Selling Shareholders. The Company Warrants were issued to the Selling Shareholders by the Company at various times in private transactions from April, 1996 to April, 1998 and expire at various times between April, 1999 and April, 2003. No assurance can be given that the Selling Shareholders will exercise the Company Warrants, and the Company cannot predict when, and to what extent the Selling Shareholders will exercise the Company Warrants, if at all. The Warrant Shares, when purchased from the Company, may be sold publicly hereunder.

         Additional information concerning the Selling Shareholders is contained in the following table, which sets forth certain information to the best of the Company's knowledge concerning the Selling Shareholders, the number of shares to be offered and sold by the Selling Shareholders and the amount of Common Stock that will be owned by the Selling Shareholders following the offering (assuming sale of all shares of Common Stock being offered hereby) by the Selling Shareholders.

                                     Beneficial        Number of Shares       Beneficial        Percentage of
     Selling Shareholders           Ownership of       of Common Stock       Ownership of        Common Stock
     --------------------           Common Stock        to be Offered        Common Stock        Beneficially
                                  Prior to Offering     -------------       After Offering        Owned After
                                  -----------------                         --------------         Offering
                                                                                                   --------
1.     Summit Assurance,                604,000 (1a)       400,000 (1b)         204,000 (1c)          2.4%
       Inc.  ("Summit")

2.     Salomon Brothers                 200,000 (2a)       200,000 (2b)               0                --
       Holding Company, Inc.

3.     Anthony D. Autorino            1,000,763 (3a)       100,000 (3b)         900,763 (3c)          9.9%

4.     Beatrice Wittouck Lunt            50,000 (4a)        50,000 (4b)               0                --

5.     International Capital            731,667 (5a)        50,000 (5b)         681,667 (5c)          7.7%
       Partners, Inc.

----------------

(1a) Includes 400,000 Warrant Shares, 200,000 shares of Common Stock and 4,000 shares of Common Stock issuable upon exercise of various stock options granted to Craig A. Marlar, a former director of the Company. Mr. Marlar is the sole stockholder and director of Summit.

(1b)     Includes 400,000 Warrant Shares.

(1c) Includes 200,000 shares of Common Stock and 4,000 shares of Common Stock issuable upon exercise of various stock options.

(2a)     Includes 200,000 Warrant Shares.

(2b)     Includes 200,000 Warrant Shares.

(3a) Mr. Autorino is Chairman and Chief Executive Officer of the Company. Includes 100,000 Warrant Shares, 72,764 shares of Common Stock, 158,333 shares of Common Stock issuable upon exercise of stock options, 540,000 shares of Common Stock which underly warrants to purchase such number of shares from Shared Technologies Fairchild Inc. ("STFI"), and 129,666 shares of Common Stock held by the Estate of Mr. Autorino's late spouse (including shares underlying convertible securities), of which Mr. Autorino disclaims beneficial ownership.

(3b)     Includes 100,000 Warrant Shares.

(3c) Includes 72,764 shares of Common Stock, 158,333 shares of Common Stock currently issuable upon exercise of stock options, 540,000 shares of Common Stock which underly warrants to purchase such number of shares from STFI, and 129,666 shares of Common Stock held by the Estate of Mr. Autorino's late spouse (including shares underlying convertible securities), of which Mr. Autorino disclaims beneficial ownership.

(4a)     Includes 50,000 Warrant Shares.

(4b)     Includes 50,000 Warrant Shares.

(5a) Includes 50,000 Warrant Shares, 66,667 shares of Common Stock, 10,000 shares of Common Stock currently issuable upon exercise of stock options, 540,000 shares of Common Stock issuable upon exercise of additional warrants to purchase shares of Common Stock from the Company, and 65,000 shares of Common Stock which underly warrants to purchase such number of shares from STFI.

(5b)     Includes 50,000 Warrant Shares.

(5c) Includes 66,667 shares of Common Stock, 10,000 shares of Common Stock issuable upon exercise of stock options, 540,000 shares of Common Stock issuable upon exercise of additional warrants to purchase shares of Common Stock from the Company, and 65,000 shares of Common Stock which underly warrants to purchase such number of shares from STFI.

         The Selling Shareholders are not restricted as to the price or prices at which the Selling Shareholders may sell the securities offered hereunder. Sales of the securities offered hereunder at less than the market price may depress the market price of the Company's Common Stock. It is anticipated that the sale of the securities being offered hereby, when made, will be made through customary channels either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who, may then resell the shares in the over-the-counter market, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods. Thus, the period for the sale of such securities by the Selling Shareholders may occur over an extended period of time.

                              PLAN OF DISTRIBUTION

         The Common Stock offered hereunder may be offered and sold from time to time by the Selling Shareholders. See "Selling Shareholders." The shares of Common Stock covered by this Prospectus may be sold by the Selling Shareholders in one or more transactions on Nasdaq, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Thus, the period of distribution of such shares of Common Stock may occur over an extended period of time. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with such sales.

         The Company will receive no part of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders. The Company may receive up to approximately $3,700,000 from the exercise of the Company Warrants by the Selling Shareholders, of which no assurance can be given. The Company cannot predict when and to what extent the Selling Shareholders will exercise the Company Warrants, if at all. The Company intends to apply the proceeds of any exercise of the Company Warrants to the Company's general corporate and working capital requirements. The Company expects to incur expenses in connection with this offering in the amount of approximately $5,000 for filing, legal, accounting and miscellaneous fees and expenses. The Company will not pay for, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Shareholders.

         In offering the securities, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales, and any profits realized by the Selling Shareholders and the compensation such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company intends to advise the Selling Shareholders that during such time as they may be engaged in a distribution of securities included herein the Selling Shareholders are required to comply with Regulation M under the Exchange Act (as described in more detail below) and, in connection therewith, that the Selling Shareholders may not engage in any stabilization activity, except as permitted under the Exchange Act, is required to furnish each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

         Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                                 TRANSFER AGENT

         The transfer agent for the Company's Common Stock is the Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004.

                                  LEGAL MATTERS

         Certain legal matters relating to the Common Stock offered hereby has been passed upon for the Company by Gadsby & Hannah LLP, 225 Franklin Street, Boston, Massachusetts 02110.

                                     EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1996 and December 31, 1997, and the related consolidated statements of operations, cash flows and stockholders' equity and financial statement schedule for each of the three years in the period ended December 31, 1997, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which is incorporated by reference in this Prospectus, has been incorporated herein in reliance on the report of Rothstein, Kass & Company, P.C., independent accountants, on the authority of that firm as experts in accounting and auditing.

                      INFORMATION INCORPORATED BY REFERENCE

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering the Common Stock included in this Prospectus. This Prospectus does not contain all of the information constituting the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, copies of which may be obtained at prescribed rates upon request to the Commission. Statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed on March 31, 1998;

         (2) The Company's Proxy Statement filed April 29, 1998 in connection with the Company's Annual Meeting of Stockholders held on May 22, 1998;

         (3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed December 20, 1994 and April 19, 1995; and

         (4) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above.

         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

         Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be made in writing to the Company at the Company's principal executive offices at 100 Great Meadow Road, Wethersfield, Connecticut 06109, Attention: Secretary, or by telephone at (860) 258-2400.

                               RECENT DEVELOPMENTS

         No material changes in the Company's affairs have occurred since the end of the Company's fiscal year ended December 31, 1997, which have not been described in a report on an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by the Company under the Exchange Act.

                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the following provisions, or otherwise, the Company has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which is deemed illegal or obtaining an improper personal benefit. Article EIGHTH of the Company's Restated Certificate of Incorporation includes the following language:

                  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct for a knowing violation of law, (iii) under Section 174 of the [Delaware General Corporation Law ("GCL")], or (iv) for any transaction from which the Director derived an improper personal benefit. If the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article EIGHT by the stockholders of the Corporation or otherwise shall not apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. Article NINTH of the Company's Restated Certificate of Incorporation includes the following language:

                           (a) The Corporation shall, to the fullest extent
permitted by Section 145 of the GCL, indemnify any person [who] was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right if the Corporation) against any and all of the expenses (including attorney's fees), judgment, fines and amounts paid in settlement actually or reasonably incurred by such person by reason of having been an officer, director, employee or agent at the request of the Corporation, any subsidiary of the Corporation or of any other corporation, partnership, joint venture, trust or other enterprise for which any and all persons who acted as officer, director, employee or agent at the request of the Corporation, if such person acted in good faith and in a manner he reasonably believed to be in [or] not opposed to the best interests of the Corporation, and, with respect to any criminal was unlawful. The termination of any action, suit or proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceedings, had reasonably cause to believe that his conduct was unlawful.

                           (b) The Corporation may indemnify any person who was
or is a party of is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                           (c) To the extent that a director, officer, employee
or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                           (d) Any indemnification under subsection (a) and (b)
of this section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (a) and (b) of this section. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                           (e) Expenses (including attorneys' fees) incurred by
an officer or director in defending any civil, criminal administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in the section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

                           (f) The indemnification and advancement of expenses
provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                           (g) The Corporation shall have the power to purchase
and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify a person against such liability under this section.

                           (h) The indemnification and advancement of expenses
provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executor and administrator of such a person.

                           (i) If a claim for indemnification pursuant to this
section is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct set forth in the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the corporation (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct.

         The Company maintains a directors, officers and corporate liability insurance policy in the amount of Five Million Dollars ($5,000,000).